Restated Investment Advisory Agreement

RESTATED INVESTMENT ADVISORY AGREEMENT, made this 29th day of February, 2024, restating the investment advisory agreement dated the 21st day of April, 1993, by and between Mutual of America Capital Management LLC (the “Adviser”), a Delaware limited liability company, and MoA Funds Corporation (the “Company”), a Maryland corporation, on behalf of its series listed in Schedule A.

WHEREAS, the Company is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Company is comprised of separate Funds, each of which pursues its investment objective through separate investment policies;

WHEREAS, the Adviser renders advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940;

WHEREAS, the Company desires to retain the Adviser to render investment supervisory and corporate administration services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Company and the Adviser desire to enter into this Restated Investment Advisory Agreement for the purpose of ease of administration and convenience, with all original terms of the Investment Advisory Agreement dated as of April 21, 1993, as amended, incorporated herein, with any omission unintentional except for the omission of amendments that are no longer in force or applicable.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Adviser and the Company agree as follows:

1.

General. For the period and on the terms set forth in this Agreement, the Adviser shall manage the investment and reinvestment of the assets of the existing Funds of the Company, as listed in Schedule A, and of any additional funds created in the future (collectively, the existing and any additional funds are hereinafter referred to as “Funds”). The Adviser agrees during such period, at its own expense and subject to the supervision of the Board of Directors of the Company, to render the investment advisory services and assume the obligations herein set forth, for the compensation provided by this Agreement.

2.

Investment Management Services. In carrying out its obligations to manage the investment and reinvestment of the assets of the Company, the Adviser shall as appropriate and consistent with the limitations set forth in Paragraph 3 hereof:

a.

Perform research and obtain and evaluate pertinent economic, statistical and financial data relevant to the investment policies of each of the Funds as set forth in the then effective registration statement for the Company, as amended from time to time, filed with the Securities and Exchange Commission (“Registration Statement”);

b.

Consult with the Board of Directors of the Company and furnish to the Board of Directors of the Company recommendations with respect to an overall investment plan for each of the Funds for approval, modification or rejection by the Board of Directors of the Company;

c.	Seek out, present and recommend specific investment opportunities, consistent with any overall investment plans approved by the Board of Directors of the Company;

d.

Take such steps as are necessary to implement any overall investment plans approved by the Board of Directors of the Company, including making and carrying out decisions to acquire or dispose of permissible investments, management of investments and any other property of the Company, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

e.

Regularly report to the Board of Directors of the Company with respect to the implementation of any approved overall investment plans and any other activities in connection with management of the assets of the Company;

f.	Maintain all required accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for each Fund; and

g.	Provide all the office space, facilities, equipment, material and personnel necessary to fulfil its obligations under this Agreement.

3.

Supplemental Information. If, in the judgment of the Adviser, the Funds of the Company would be benefitted by supplemental investment research from other persons or entities, outside the context of a specific brokerage transaction, the Adviser is authorized to obtain and pay a reasonable flat fee for such information. Supplemental investment research shall be limited to statistical and other factual information, advice regarding economic factors and trends and advice as to occasional transactions in specific securities, and shall not involve general advice or recommendations regarding the purchase or sale of securities. The expenses of the Adviser may not necessarily be reduced as a result of receipt of such supplemental information.

4.

Limitations on Management Services. The Adviser shall render investment advisory services with respect to assets allocated to the Company and effect all purchases and sales of investments for each Fund thereof in a manner consistent with:

a.	The investment objectives, policies and restrictions for each Fund of the Company as stated in the Registration Statement;

b.	The Rules and Regulations of the Company; and

c.	The provisions of the Investment Company Act of 1940.

Any investment program undertaken by the Adviser pursuant to this Agreement shall at all times be subject to any directives of the Board of Directors of the Company or any duly constituted committee thereof acting pursuant to like authority.

5.

Brokerage and Research Services. The Adviser shall, subject to the supervision of the Board of Directors of the Company, arrange for the placement of orders for each of the Funds, either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made or with any other broker or dealer selected by the Adviser, subject to the following limitations.

The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds and will use its best efforts to obtain the most favorable net results, taking into account all appropriate factors, including price, dealer spread or commission, if any, size of the transaction and difficulty of execution. However, in addition to seeking the best price and execution, the Adviser may also take into consideration research and statistical information and wire and other quotation services provided to the Adviser. In any event, the Adviser shall select only brokers whose commissions it believes are reasonable. The Adviser will periodically evaluate the statistical data, research and other investment services provided by brokers and dealers to it. Such services may be used by the Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory activities or investment operations.

6.

Compensation. As compensation for its investment advisory services to the Company, the Adviser shall receive an amount from each Fund calculated as a daily charge at the annual rates set forth in Schedule B.

7.

Expenses. The Adviser shall be responsible for all expenses incurred in performing the investment advisory services herein set forth, including costs of compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading and investment management for the Funds of the Company. All brokers’ commissions, transfer taxes and other fees relating to purchases and sales of investments for each Fund of the Company shall be paid out of assets allocated to such Fund.

8.

Services Not Exclusive. The services rendered by the Adviser pursuant to this Agreement are not to be deemed exclusive, and the Adviser may render similar services to other entities so long as its services under this Agreement are not impaired or interfered with.

It is understood that the Adviser or its affiliates may use any investment research obtained for the benefit of the Company in providing investment advice to its other investment advisory accounts or for use in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for the Company or other entities advised by the Adviser may be considered by and may be useful to the Adviser in carrying out its obligations to the Company.

When the Adviser deems the purchase or sale of a security to be in the best interest of a Fund of the Company as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for such Fund with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other accounts or companies. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for it.

9.

Term of Agreement. This Agreement will continue from year to year but only so long as such continuance is specifically approved at least annually either (i) by the Board of Directors of the Fund or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance will also be approved by the vote of a majority of the directors who are not interested persons (as defined in the Investment Company Act) of the Fund or of the Insurance Company, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board of Directors of the Company shall request and evaluate, and the Adviser shall furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement. This Agreement:

a.	Shall not be terminated by the Adviser without the prior approval of a new investment advisory agreement by vote of a majority of the outstanding shares of each Fund of the Company;

b.

Shall be subject to termination, without the payment of any penalty, by the Board of Directors of the Company, or by vote of a majority of the outstanding shares of the Company, or with respect to a particular Fund by vote of a majority of the outstanding shares of that Fund, in each case on sixty days’ written notice to the Adviser;

c.

Shall not be amended without specific approval of such amendment by (i) the Board of Directors of the Company, or by the vote of a majority of the outstanding shares of each Fund affected by such amendment, and (ii) a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval; and

d.	Shall automatically terminate upon assignment by either party.

10.

Recordkeeping. The Adviser agrees that all accounts and records that it maintains for the Company shall be the property of the Company and that it will surrender promptly to the designated officers of the Company any or all such accounts and records upon request.

The Adviser further agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records and accounts as are required to be maintained pursuant to said rules. The Adviser also agrees that it will maintain all records and accounts regarding the investment activities of each of the Funds in a confidential manner. All such accounts or records shall be made available, within five (5) business days of a written request, to the Company’s accountants or auditors during regular business hours at the Adviser’s offices. In addition, the Adviser will provide any materials as are required to be maintained pursuant to said rules. The Adviser also agrees that it will maintain all records and accounts reasonably related to the investment advisory services provided hereunder, as may reasonably be requested in writing by the members of the Board of Directors of the Company or as may be required by any governmental agency having jurisdiction over the Adviser or the Company.

11.

Interested and Affiliated Persons. It is understood that members, officers, employees or agents of the Company may also be interested in the Adviser as directors, officers, employees, agents or otherwise.

12.

Liability of the Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser (or its officers, directors, agents, employees, controlling persons, and any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this Agreement), neither the Adviser nor any of its officers, directors, employees or agents shall be subject to liability to the Company or any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by the Company or any shareholder of the Company in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

13.

Governing Law. This Agreement is subject to the provisions of the Investment Company Act, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, including such exemptions therefrom as the Securities and Exchange Commission may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations, and such exemptions. Without limiting the generality of the foregoing, (a) the term “assigned” shall not include any transaction exempted from Section 15(a)(4) of the Investment Company Act by an order of the Securities and Exchange Commission, and (b) as used with respect to the Company or any of its Funds, the term “majority of the outstanding shares” means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented, or (ii) more than 50% of the outstanding shares.

14.

Miscellaneous. The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Adviser or the Company, present or future, any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the Board of Directors of the Company or as may be required by any governmental agency having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be duly executed as of the day and year first above written.

Mutual of America Capital Management LLC		MoA Funds Corporation

By:	/s/ Stephen J. Rich	By:	/s/ Chris W. Festog
	Stephen J. Rich		Chris W. Festog
	President and Chief Executive Officer		Chief Executive Officer and Principal Executive Officer

SCHEDULE A

As of February 29, 2024

MoA Equity Index Fund

MoA All America Fund

MoA Small Cap Value Fund

MoA Small Cap Growth Fund

MoA Small Cap Equity Index Fund

MoA Mid Cap Value Fund

MoA Mid Cap Equity Index Fund

MoA Balanced Fund

MoA International Fund

MoA Catholic Values Index FundTM

MoA Money Market Fund

MoA Intermediate Bond Fund

MoA Core Bond FundTM

MoA Aggressive Allocation Fund

MoA Moderate Allocation Fund

MoA Conservative Allocation Fund

MoA Retirement Income Fund

MoA Clear Passage 2015 FundTM

MoA Clear Passage 2020 FundTM

MoA Clear Passage 2025 FundTM

MoA Clear Passage 2030 FundTM

MoA Clear Passage 2035 FundTM

MoA Clear Passage 2040 FundTM

MoA Clear Passage 2045 FundTM

MoA Clear Passage 2050 FundTM

MoA Clear Passage 2055 FundTM

MoA Clear Passage 2060 FundTM

MoA Clear Passage 2065 FundTM

SCHEDULE B

Fee Schedule

As of May 1, 2024

For the following funds, fees shall be calculated as a daily charge in accordance with the annual rates shown below:

Fund	Fee
MoA Equity Index Fund	0.075%
MoA All America Fund	0.40%
MoA Small Cap Value Fund	0.75%
MoA Small Cap Growth Fund	0.75%
MoA Small Cap Equity Index Fund	0.075%
MoA Mid Cap Value Fund	0.55%
MoA Mid Cap Equity Index Fund	0.075%
MoA Balanced Fund	0.40%
MoA International Fund	0.40%
MoA Catholic Values Index FundTM	0.15%
MoA Money Market Fund	0.15%
MoA Intermediate Bond Fund	0.40%
MoA Core Bond FundTM	0.39%
MoA Aggressive Allocation Fund	0.00%
MoA Moderate Allocation Fund	0.00%
MoA Conservative Allocation Fund	0.00%
MoA Retirement Income Fund	0.05%
MoA Clear Passage 2015 FundTM	0.05%
MoA Clear Passage 2020 FundTM	0.05%
MoA Clear Passage 2025 FundTM	0.05%
MoA Clear Passage 2030 FundTM	0.05%
MoA Clear Passage 2035 FundTM	0.05%
MoA Clear Passage 2040 FundTM	0.05%
MoA Clear Passage 2045 FundTM	0.05%
MoA Clear Passage 2050 FundTM	0.05%
MoA Clear Passage 2055 FundTM	0.05%
MoA Clear Passage 2060 FundTM	0.05%
MoA Clear Passage 2065 FundTM	0.05%